Exhibit 5.2

RICHARDS, LAYTON & FINGER

A PROFESSIONAL ASSOCIATION

ONE RODNEY SQUARE

920 NORTH KING STREET

WILMINGTON, DELAWARE 19801

(302) 651-7700

FAX:  (302) 651-7701

WWW.RLF.COM

March 8, 2006

American Honda Receivables Corp.

20800 Madrona Ave.

Torrance, California 90503

Re: American Honda Receivables Corp.

       Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Delaware counsel to American Honda Receivables Corp. (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) relating to the proposed offering from time to time by one or more trusts (each, a “Trust”) in one or more series (each, a “Series”) of Asset Backed Certificates (the “Certificates”). The Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). As set forth in the Registration Statement, each Series of Certificates is to be issued under and pursuant to the conditions of a separate amended and restated trust agreement among the Company and an owner trustee (the “Owner Trustee”) and one or more other entities, each to be identified in the prospectus supplement for such Series of Certificates.  This opinion is being delivered to you at your request.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)

The Registration Statement; and

(b)

The form of Amended and Restated Trust Agreement (the “Trust Agreement”), including the exhibit attached thereto, which was filed as an exhibit to the Registration Statement.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, (ii) the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, and (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents.  We have not participated in the preparation of the Registration Statement (except for providing this opinion) and assume no responsibility for its contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws but excluding the blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when the issuance, execution and delivery of the Certificates in respect of which we have participated as your counsel have been duly authorized by all necessary trust action, and when such Certificates have been duly executed and delivered and sold as described in the Trust Agreement and as contemplated by the Registration Statement, such Certificates will be validly issued, fully paid and nonassessable, and the holders of such Certificates will be entitled to the benefits provided by the Trust Agreement pursuant to which such Certificates were issued.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Opinions” in the Prospectus forming a part of the Registration Statement.  In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

EAM